Exhibit (d)(2)(ii)

NEUBERGER BERMAN INCOME FUNDS

MANAGEMENT AGREEMENT

SCHEDULE A
SERIES OF NEUBERGER BERMAN INCOME FUNDS

Neuberger Berman Core Bond Fund

Neuberger Berman Emerging Markets Debt Fund

Neuberger Berman Floating Rate Income Fund

Neuberger Berman Municipal High Income Fund

Neuberger Berman Municipal Impact Fund

Date:  August 18, 2020

NEUBERGER BERMAN INCOME FUNDS

MANAGEMENT AGREEMENT

SCHEDULE B
RATE OF COMPENSATION

Compensation pursuant to Paragraph 3 of the Management Agreement shall be calculated in accordance with the following schedules:

NEUBERGER BERMAN CORE BOND FUND

0.180% of the first $2 billion of average daily net assets
0.150% of average daily net assets in excess of $2 billion

NEUBERGER BERMAN EMERGING MARKETS DEBT FUND

0.550% of average daily net assets

NEUBERGER BERMAN FLOATING RATE INCOME FUND

0.500% of average daily net assets

NEUBERGER BERMAN MUNICIPAL HIGH INCOME FUND

0.400% of the first $500 million of average daily net assets
0.375% of the next $500 million of average daily net assets
0.350% of the next $500 million of average daily net assets
0.325% of the next $500 million of average daily net assets
0.300% of average daily net assets in excess of $2 billion

NEUBERGER BERMAN MUNICIPAL IMPACT FUND

0.250% of the first $500 million of average daily net assets
0.225% of the next $500 million of average daily net assets
0.200% of the next $500 million of average daily net assets
0.175% of the next $500 million of average daily net assets
0.150% of average daily net assets in excess of $2 billion

Date:  August 18, 2020